Exhibit 10.1

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is dated as of April 14, 2025 (the “Effective Date”), by and among Ares Acquisition Corporation II, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (the “Purchaser”), Ares Acquisition Holdings II LP (the “Purchaser Support Party”) and Kodiak Robotics Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Agreement shall have the meanings given to those same terms in the Business Combination Agreement.

WHEREAS, as of the Effective Date, the Purchaser Support Party is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of Purchaser Class B Ordinary Shares and Cayman Purchaser Warrants as are indicated opposite its name on Schedule I attached to this Agreement (collectively, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Purchaser, AAC II Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of the Purchaser (“Merger Sub”) and the Company have entered into the Business Combination Agreement (as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), dated as of the Effective Date. Pursuant to the Business Combination Agreement, among other transactions, the Purchaser, Merger Sub and the Company intend to consummate a business combination; and

WHEREAS, as an inducement to the Purchaser and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties to this Agreement desire to agree to certain matters.

NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. The Purchaser Support Party acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Purchaser Support Party shall be bound by, be subject to and comply with Section 7.06 (No Solicitation), Section 7.15 (Public Announcements) and Section 7.16 (Confidential Information) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if the Purchaser Support Party was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.2 No Transfer.

(a) Unless otherwise deemed a Permitted Transfer, during the period commencing on the Effective Date and ending on the earliest of: (i) the Closing, (ii) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.01 (Termination) of the Business Combination Agreement (the earlier of (i) and (ii), “BCA Termination”); and (iii) the liquidation of the Purchaser, without the prior written consent of the Company, the Purchaser Support Party shall not: (A) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by the Purchaser Support Party; (B) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of any Subject

Securities owned by the Purchaser Support Party, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (C) take any action in furtherance of any of the matters described in the foregoing clause (A) or (B); or (D) publicly announce any intention to effect any transaction specified in the foregoing clause (A) or (B) (each, a “Transfer”).

(b) “Permitted Transfer” means any Transfer of the Subject Securities: (i) to the Purchaser’s officers or directors, any Affiliate or family member of any of the Purchaser’s officers or directors, any members or partners of the Sponsor or their Affiliates and funds and accounts advised or managed by such members or partners, any Affiliates of the Sponsor, or any employees of such Affiliates; (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s family or an Affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vi) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; or (vii) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (vi). Notwithstanding the foregoing, in the case of clauses (i) through (vi), a Transfer shall only be deemed a “Permitted Transfer” if (A) the transferor has provided prior written notice to the Company and Purchaser of such Transfer, and (B) such transferee enters into a written agreement with the Company and the Purchaser assuming all of the obligations under this Agreement with respect to such Subject Securities and subjecting itself to the restrictions set forth in this Agreement. Any Transfer that does not comply with the provisions of this Section 1.2 shall be null and void. No Transfer permitted under this Section 1.2 shall relieve the Purchaser Support Party of its obligations under this Agreement.

Section 1.3 New Shares. If: (a) any Purchaser Ordinary Shares, Cayman Purchaser Warrants or other equity securities of the Purchaser are issued to the Purchaser Support Party after the Effective Date pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of or similar transaction with respect to, on or affecting the Purchaser Ordinary Shares or the Cayman Purchaser Warrants owned by the Purchaser Support Party or otherwise; (b) the Purchaser Support Party purchases or otherwise acquires beneficial ownership of any Purchaser Ordinary Shares, Cayman Purchaser Warrants or other equity securities of the Purchaser after the Effective Date; or (c) the Purchaser Support Party acquires the right to vote or share in the voting of any Purchaser Ordinary Shares or other equity securities of the Purchaser after the Effective Date (such Purchaser Ordinary Shares, Cayman Purchaser Warrants or other equity securities of the Purchaser, collectively, the “New Securities”), then such New Securities acquired or purchased by the Purchaser Support Party shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by the Purchaser Support Party as of the Effective Date.

Section 1.4 Closing Date Deliverables. On the Closing Date, the Purchaser Support Party shall deliver to the Purchaser and the Company a duly executed copy of the A&R Registration Rights Agreement.

Section 1.5 Agreements.

(a) In all circumstances in which the vote, consent or other approval of the Purchaser Shareholders is sought, the Purchaser Support Party shall: (i) appear at each such meeting, in person or by proxy, or otherwise cause all of the Purchaser Support Party’s Subject Securities that are entitled to vote to be counted as present at such meeting for purposes of calculating a quorum; and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Purchaser Support Party’s Subject Securities that are entitled to vote:

(A) in favor of each Transaction Proposal;

(B) against any Alternative Transaction or any proposal relating to an Alternative Transaction (in each case, other than the Transaction Proposals);

(C) against any merger agreement or merger (other than the Business Combination Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Purchaser;

(D) against any change in the business, management or board of directors of the Purchaser (other than in connection with the Transaction Proposals or pursuant to the Business Combination Agreement or the Ancillary Documents); and

(E) against any proposal, action or agreement that would: (I) impede, interfere, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions; (II) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Purchaser under the Business Combination Agreement; (III) result in any of the conditions set forth in Article VIII (Closing Conditions) of the Business Combination Agreement not being fulfilled; (IV) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Purchaser Support Party contained in this Agreement; or (V) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Purchaser.

The Purchaser Support Party shall not commit or agree to take any action inconsistent with the foregoing in its capacity as a Company Stockholder.

(b) Notwithstanding anything to the contrary in this Agreement, if at any time following the Effective Date and prior to the termination of the Business Combination Agreement, the board of directors of the Purchaser and the Special Committee effect a Modification in Recommendation, then the obligations of the Purchaser Support Party to vote or consent in accordance with Section 1.5(a), Section 1.5(c) and Section 1.9 shall automatically be deemed to be modified such that, from and after the occurrence of such Modification in Recommendation, the Purchaser Support Party shall vote or provide consent in respect of its Subject Securities in the same proportion to the votes cast or consent provided, as applicable, by the holders of the Purchaser Class A Ordinary Shares.

(c) Prior to the Closing, the Purchaser Support Party shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the letter agreement, dated as of April 20, 2023, by and among the Purchaser, the Purchaser Support Party and certain of the Purchaser’s other current and former officers and directors (the “Insider Letter”). Without limiting the generality of the foregoing, such compliance shall include the obligations of the Purchaser Support Party pursuant to Section 1(ii) of the Insider Letter to not redeem any Purchaser Ordinary Shares owned by the Purchaser Support Party in connection with the Transactions.

Section 1.6 No Challenges. The Purchaser Support Party agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Purchaser, the Company or any of their respective successors or directors: (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement; or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Business Combination

Agreement or the Transactions. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or restrict the ability of the Purchaser Support Party to enforce its rights under this Agreement or any other Ancillary Document to which it is a party or seek any other remedies with respect to any breach of this Agreement or such other Ancillary Document by any other party to this Agreement or such other Ancillary Document, including by commencing any action in connection with this Agreement or any other Ancillary Document.

Section 1.7 Further Assurances. The Purchaser Support Party shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement and the Transactions on the terms and subject to the conditions set forth in the Business Combination Agreement.

Section 1.8 No Inconsistent Agreement. The Purchaser Support Party represents and covenants that it has not, in such Person’s capacity as a shareholder of the Purchaser, entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Purchaser Support Party’s obligations under this Agreement.

Section 1.9 Insider Letter. Neither the Purchaser Support Party nor the Purchaser shall amend, terminate or otherwise modify the Insider Letter without the Company’s prior written consent other than to remove the lock-up obligations under Section 4 with effect from the Closing (and make other necessary adjustments as a result of the removal of such obligations); provided however, that any such termination shall not be effective with respect to any particular Insider (as defined in the Insider Letter) unless and until such Insider agrees in writing to be bound by the terms of the following sentence with respect such Insider. The Purchaser Support Party acknowledges that in connection with the Transactions, the Company will adopt the Purchaser Bylaws upon Domestication, and each of the Purchaser Support Parties agrees to be bound by the lock-up provisions applicable to it as set forth in Section 6.8 of such Purchaser Bylaws upon Domestication.

Section 1.10 Waiver of Anti-Dilution Provision. Subject to the consummation of the Transactions, the Purchaser Support Party waives (for itself and for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated memorandum and articles of association of the Purchaser (as may be amended from time to time, the “Articles”), all anti-dilution rights that would otherwise result in Purchaser Class B Ordinary Shares held by the Purchaser Support Party converting into Purchaser Class A Ordinary Shares on a greater than one-for-one basis in connection with the Transactions. The waiver specified in this Section 1.10 shall be applicable only in connection with the Transactions and the transactions contemplated by this Agreement and any Purchaser Class A Ordinary Shares, shares of Domesticated Purchaser Common Stock or equity-linked securities issued in connection with the Transactions and the transactions contemplated by this Agreement. If the Business Combination Agreement shall be terminated for any reason, the foregoing waiver shall be void and of no force and effect.

Section 1.11 Purchaser Support Party Indemnity. For a period of six years after the Closing Date, the Company will indemnify, exonerate and hold harmless the Purchaser Support Party and such Person’s respective members, partners, managers and officers from and against all third-party actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection with such third-party actions, causes of actions, suits, claims, liabilities, losses, damages and costs (including reasonable attorneys’ fees and expenses) (“Indemnified Liabilities”) incurred by the Purchaser Support Party on or after the date of this Agreement, arising out of any third-party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim arising from or relating to this Agreement, the entry by the Purchaser Support Party into this Agreement, and the compliance with the Purchaser Support Party’s obligations in this Agreement, in any such case, that names the Purchaser Support

Party as a defendant (or co-defendant). The preceding sentence shall not apply to: (a) any Indemnified Liabilities to the extent arising out of any breach by the Purchaser Support Party or such Person’s members, managers and officers of this Agreement or any other agreement between the Purchaser Support Party or such Person’s members, managers and officers, on the one hand, and the Company or any of its subsidiaries, on the other hand; or (b) the willful misconduct, gross negligence or fraud of the Purchaser Support Party or such Person’s members, managers and officers.

Section 1.12 Sponsor Earn-Out Securities.

(a) Upon and subject to the Closing, the Purchaser Support Party’s Sponsor Earnout Securities will become subject to vesting and potential forfeiture in accordance with this Section 1.12. The Purchaser Support Party’s Sponsor Earnout Securities will vest only upon the occurrence of Triggering Event I.

(b) If the Sponsor Earnout Securities do not vest in accordance with this Section 1.12 during the Earnout Period, the obligations in Section 1.12(a) and Section 1.12(c) shall terminate and no longer apply. In such event, the applicable Sponsor Earnout Securities that would have vested (but did not vest during such period) pursuant to Section 1.12(a) or Section 1.12(d) shall be automatically forfeited and deemed transferred to the Purchaser and shall be cancelled by the Purchaser and cease to exist.

(c) If, during the Earnout Period, there is a Change of Control that will result in the holders of Domesticated Purchaser Common Stock receiving a per share price equal to or in excess of the Triggering Event I Threshold, then Triggering Event I shall be deemed to have occurred. In such event, all Sponsor Earnout Securities shall vest as of immediately prior to the consummation of such Change of Control, and the Purchaser Support Party shall be eligible to participate in such Change of Control with respect to the Sponsor Earnout Securities.

(d) The Purchaser Support Party shall be entitled to vote the Sponsor Earnout Securities and receive dividends and other distributions in respect of such Sponsor Earnout Securities prior to the vesting of such Sponsor Earnout Securities in accordance with the terms of this Agreement. Notwithstanding the foregoing, any such dividends and other distributions in respect of the Sponsor Earnout Securities that are subject to vesting pursuant to the terms of this Agreement shall be set aside by the Company and shall only be paid to the holder of such Sponsor Earnout Securities upon the vesting of such Sponsor Earnout Securities (including upon a Change of Control pursuant to Section 1.12(c)).

(e) Unless such Transfer constitutes a “Permitted Transfer” (as defined in Section 2 of the Sponsor Lock-Up Agreement), prior to the date that a Sponsor Earnout Security vests in accordance with this Section 1.12, without the prior written consent of the Company, the Purchaser Support Party shall not Transfer such Sponsor Earnout Security.

Section 1.13 Definitions. For purposes of this Article I:

(a) “Sponsor Retained Shares” means the shares of Domesticated Purchaser Common Stock held by the Purchaser Support Party following the Sponsor Share Conversion and the Domestication.

(b) “Sponsor Earnout Securities” means fifty percent (50%) of the Sponsor Retained Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Purchaser Support Party. The Purchaser Support Party represents and warrants as of the Effective Date to the Purchaser and the Company as follows:

(a) Organization; Due Authorization. The Purchaser Support Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which such Person is incorporated, formed, organized or constituted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement are within the Purchaser Support Party’s corporate, limited liability company, partnership or similar organizational powers and have been duly authorized by all necessary corporate, limited liability company, partnership or similar organizational actions on the part of the Purchaser Support Party. This Agreement has been duly executed and delivered by the Purchaser Support Party. Assuming the due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Purchaser Support Party. Except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, this Agreement is enforceable against the Purchaser Support Party in accordance with its terms. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Purchaser Support Party.

(b) Ownership. The Purchaser Support Party is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of the Subject Securities. There exist no Liens or any other limitation or restriction affecting any such Subject Securities, other than Liens pursuant to: (i) this Agreement; (ii) the Purchaser’s Organizational Documents; (iii) the Business Combination Agreement; (iv) the Insider Letter; (v) the Sponsor’s Organizational Documents; (vi) agreements between the Purchaser Support Party and the Purchaser Support Party’s members or Affiliates, as applicable; (vii) the Sponsor Lock-Up Agreement; or (viii) any applicable securities Laws. The Purchaser Support Party’s Subject Securities are the only equity securities of the Purchaser owned of record or beneficially by the Purchaser Support Party on the Effective Date. Except as provided under this Agreement and the Insider Letter, none of such Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities. Other than the Cayman Purchaser Warrants held by the Purchaser Support Party, the Purchaser Support Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Purchaser or any equity securities convertible into, or which can be exchanged for, equity securities of the Purchaser.

(c) No Conflicts. The execution and delivery of this Agreement by the Purchaser Support Party does not, and the performance by the Purchaser Support Party of its obligations under this Agreement will not (i) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Purchaser Support Party), (ii) contravene or conflict with or result in a violation of any provision of any Law or Order of any Governmental Authority binding upon or applicable to the Purchaser Support Party or any of its properties or assets, (iii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Purchaser Support Party is a party, or (iv) other than the restrictions contemplated by this Agreement, result in the creation of any Lien upon the Subject Securities, except in the case of each of clauses (i) through (iv), that would not prevent, enjoin or materially delay the performance by the Purchaser Support Party of its obligations under this Agreement.

(d) Litigation. There are no Legal Proceedings pending against the Purchaser Support Party, or, to the knowledge of the Purchaser Support Party, threatened against the Purchaser Support Party, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, that in any manner challenge or seek to prevent, enjoin or materially delay the performance by the Purchaser Support Party of its obligations under this Agreement.

(e) Brokerage Fees. Except as set forth on Section 6.15 (Finders and Brokers) of the Purchaser Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Purchaser Support Party, for which the Purchaser or any of such Person’s Affiliates may become liable.

(f) Acknowledgement. The Purchaser Support Party understands and acknowledges that each of the Purchaser and the Company is entering into the Business Combination Agreement in reliance upon the Purchaser Support Party’s execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of: (a) the Expiration Time; (b) the liquidation of the Purchaser; and (c) the written agreement of the Purchaser Support Party, the Purchaser and the Company. Upon such termination of this Agreement: (i) all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party to this Agreement to any Person with respect to this Agreement or the transactions contemplated by this Agreement; and (ii) no party to this Agreement shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the termination of this Agreement shall not relieve any party to this Agreement from liability arising in respect of any breach of this Agreement prior to such termination. Notwithstanding the foregoing, if the Closing occurs: (a) each of Section 1.12 and Section 1.13 shall survive until the earlier of: (i) thirty days following the expiration of the Earnout Period; and (ii) such time as all Earnout Securities have vested in accordance with Section 1.13; and (b) Section 1.11 shall survive in accordance with its terms. This Article III shall survive the termination of this Agreement.

Section 3.2 No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties to this Agreement. No claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated by this Agreement shall be asserted against any Non-Party Affiliate. Except to the extent liable in such Person’s capacity as a party to this Agreement, no Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated by this Agreement, including: (a) with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement; (b) in respect of any written or oral representations made or alleged to be made in connection with this Agreement; (c) as expressly provided in this Agreement; or (d) for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation of this Agreement or the transactions contemplated by this Agreement. “Non-Party Affiliate” means: (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of each of the Company, the Purchaser, the Sponsor or the Purchaser Support Party; and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i) (other than the parties to this Agreement).

Section 3.3 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) the Purchaser Support Party does not make any agreement or understanding in this Agreement in any capacity other than in its capacity as a record holder and beneficial owner of such Person’s respective Subject Securities; and (b) nothing in this Agreement will be construed to limit or affect any action or inaction expressly permitted under the Business Combination Agreement by the Purchaser Support Party or any representative of the Purchaser Support Party in its capacity as a member of the board of directors (or other similar governing body) of the Purchaser or as an officer, employee or fiduciary of the Purchaser or an Affiliate of the Purchaser.

Section 3.4 Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned (including by operation of law) without the prior written consent of the parties to this Agreement. Any assignment without such consent shall be null and void.

Section 3.5 Specific Performance. The parties to this Agreement acknowledge and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. In addition to any other remedy to which such party is entitled at law or in equity, the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party waives the defense, that there is an adequate remedy at law. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such action.

Section 3.6 Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated by this Agreement must be brought in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom (or, but only to the extent the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties irrevocably: (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding; (ii) waives any objection such party may now or after this Agreement have to personal jurisdiction, venue or to convenience of forum; (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court; and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any other court. Nothing in this Agreement shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding brought pursuant to this Section 3.6.

Section 3.7 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Purchaser, the Company and the Purchaser Support Party.

Section 3.8 Miscellaneous. Sections 10.02 (Notices), 10.05 (Governing Law), 10.07 (Waiver of Jury Trial), 10.09 (Severability), 10.11 (Entire Agreement), 10.12 (Interpretation), 10.13 (Counterparts) and 10.15 (Waiver of Claims Against Trust) of the Business Combination Agreement are each incorporated into this Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis.

Section 3.9 Liability. The liability of any Purchaser Support Party under this Agreement is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Purchaser Support Party be liable for any other Purchaser Support Party’s breach of such other Purchaser Support Party’s obligations under this Agreement.

Section 3.10 Disclosure. The Purchaser Support Party authorizes the Purchaser and the Company to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Authorities), the Purchaser Support Party’s identity and ownership of the Subject Securities, the nature of the Purchaser Support Party’s obligations under this Agreement and a copy of this Agreement, if reasonably deemed appropriate by the Purchaser and the Company. The Purchaser Support Party will promptly provide any information reasonably requested in writing by the Purchaser or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

PURCHASER:

ARES ACQUISITION CORPORATION II

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

COMPANY:

KODIAK ROBOTICS INC.

By:	/s/ Donald Burnette
Name:	Donald Burnette
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

PURCHASER SUPPORT PARTY:

ARES ACQUISITION HOLDINGS II LP

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

[Signature Page to Sponsor Support Agreement]

SCHEDULE I

Purchaser Support Party

Insider; Address	Founder Shares	Private Placement Warrants
Ares Acquisition Holdings II LP c/o Ares Management LLC 245 Park Avenue, 42nd Floor New York, New York 10167	[***]	[***]

Total:	[***]	[***]

[Exhibit A to Sponsor Support Agreement]